Exhibit k.8
COLLATERAL MANAGEMENT AGREEMENT
     This Agreement, dated as of November 5, 2001, is entered into by and between GSC Partners CDO Fund III, Limited, a company incorporated under the laws of the Cayman Islands, with its principal office located at P.O. Box 1093 GT, George Town, Grand Cayman, Cayman Islands, British West Indies (together with successors and assigns permitted hereunder, the “Issuer”), and GSCP (NJ), L.P., a Delaware limited partnership, with its principal offices located at 500 Campus Drive, Building B, 2nd Floor, Florham Park, New Jersey 07932, as collateral manager (in such capacity, the “Collateral Manager”).
WITNESSETH:
     WHEREAS, pursuant to the Memorandum and Articles of Association of the Issuer (the “Issuer Charter”) and a Shares Paying Agency Agreement (the “Shares Paying Agency Agreement”) to be entered into by and among the Issuer and First Union National Bank, a national banking association (“FUNB”), as Shares Paying Agent (in such capacity, together with its permitted successors and assigns under the Shares Paying Agency Agreement, the “Shares Paying Agent”) the Issuer has issued or expects to issue 100,000 Preferred Shares, par value $0.10 per share, with a liquidation preference of $1,000 per share (the “Preferred Shares”);
     WHEREAS, it is contemplated that, subsequent to the issuance of the Preferred Shares, the Issuer and GSC Partners CDO Fund III, Corp. (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”), will, pursuant to an indenture (the “Indenture”) to be dated on or about the date of issuance of the Notes (as defined below), among the Co-Issuers, Financial Security Assurance Inc., as insurer (the “Insurer”), and FUNB, as trustee (together with any successor trustee permitted under the Indenture, the “Trustee”), custodian (the “Custodian”) and securities intermediary (the “Securities Intermediary”), issue the Class A Guaranteed Floating Rate Senior Notes due 2013 (the “Class A Notes”) and the Issuer will issue the Class B Floating Rate Subordinated Notes due 2013 (the “Class B Notes” and, together with the Class A Notes, the “Notes” and, together with the Preferred Shares, the “Securities”);
     WHEREAS, it is contemplated that, subsequent to the issuance of the Preferred Shares but prior to the issuance of the Notes, the Issuer will acquire, with the proceeds of the issuance and sale of the Preferred Shares, and following the application of such proceeds, Lehman Brothers International (Europe) (the “Warehouse Lender”) will acquire for forward settlement to the Issuer, certain securities and obligations;
     WHEREAS, it is contemplated that on the date that the Notes are issued (the “Capital Markets Closing Date” and such issuance and the other transactions relating thereto, the “Capital Markets Transaction”) the Issuer will pledge certain Collateral Debt Securities, Eligible Investments and Cash (all as

defined in the Indenture) and certain other assets (all as set forth in the Indenture), including the securities, obligations and other assets acquired prior to the Capital Markets Closing Date to the extent held by the Issuer or transferred to the Issuer by the Warehouse Lender on the Capital Markets Closing Date (collectively, the “Collateral”), to the Trustee as security for the Notes;
     WHEREAS, the Issuer wishes to enter into this Collateral Management Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer, certain duties prior to the Capital Markets Closing Date, with respect to the Pre-Closing Collateral, and on and after the Capital Markets Closing Date, with respect to the Collateral, in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement, the Indenture, and any other applicable agreements, as the Issuer and the Collateral Manager may from time to time agree in writing; and
     WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
      1. Definitions.
     Terms used herein and not defined below shall have the meanings set forth in the Indenture (or, prior to the execution and delivery of the Indenture, the Preliminary Offering Memorandum under which the Notes are issued and sold).
     “Administrator” shall mean QSPV Limited, or any substitute Administrator.
     “Agreement” shall mean this Collateral Management Agreement, as amended from time to time.
     “Board of Directors” shall mean the directors of the Issuer duly appointed pursuant to the Memorandum of Association and Articles of Association or any subsequent directors who are duly appointed in accordance with Cayman Islands law.
     “Collateral Administration Agreement” has the meaning assigned to such term in Section 8(b) hereof.
     “Collateral Management Fees” has the meaning assigned to such term in Section 8(a) hereof.
     “Collateral Manager Information” has the meaning assigned to such term in Section 16(b) hereof.

     “Credit Investments” has the meaning assigned to such term in Section 31 hereof.
      “Debt Securities” has the meaning assigned to such term in Section 31hereof.
     “Defaulted Security” (A) prior to the Capital Markets Closing Date, has the meaning assigned to the term “Defaulted Obligation” in the Pre-Closing Agreements and (B) on and after the Capital Markets Closing Date, has the meaning assigned to such term in the Indenture.
     “Due Diligence Communications” has the meaning assigned to such term in Section 31 hereof.
     “Forward Purchase Commitment” has the meaning assigned to such term in Section 31 hereof.
     “Governing Instruments” shall mean the memorandum, articles or certificate of incorporation or association and by-laws, if applicable, in the case of a corporation, or the partnership agreement, in the case of a partnership.
     “Hedges” shall mean hedging arrangements entered into by the Issuer, or by the Warehouse Lender for the benefit of the Issuer or for subsequent assignment to the Issuer, prior to the Capital Markets Closing Date, subject to the terms of the applicable Pre-Closing Agreements.
     “Indemnified Parties” has the meaning assigned to such term in Section 10(a) hereof.
     “Indemnifying Parties” has the meaning assigned to such term in Section 10(a) hereof.
      “Initial Closing Date” shall mean the date of issuance of the PreferredShares.
     “Investment Company Act” shall have the meaning assigned to such term in Section 4(c) hereof.
      “Investments” has the meaning assigned to such term in Section 31hereof.
      “Loans” has the meaning assigned to such term in Section 31 hereof.
      “Memorandum” has the meaning assigned to such term in Section 16(b)hereof.
      “Other Securities” has the meaning assigned to such term in Section 31hereof.

     “Participated Interest” has the meaning assigned to such term in Section 31 hereof.
     “Participation Register” has the meaning assigned to such term in Section 31 hereof.
     “Pre-Closing Agreements” means any agreements between the Collateral Manager and the Issuer relating to the selection of Pre-Closing Collateral, which agreements are applicable to the period prior to the Capital Markets Closing Date.
     “Pre-Closing Collateral” has the meaning assigned to such term in Section 2(a) hereof.
      “Procedures” has the meaning assigned to such term in Section 31 hereof.
      “Rating” shall mean the Moody’s Rating or the S&P Rating, as applicable.
     “Rating Agency” shall mean Moody’s and, so long as any Notes are Outstanding and Rated by S&P, S&P.
      “Selling Institution” has the meaning assigned to such term in Section 31hereof.
     “Senior Collateral Management Fee” has the meaning assigned to such term in Section 8(a) hereof.
     “Subordinated Collateral Management Fee” has the meaning assigned to such term in Section 8(a) hereof.
     “Syndication or Similar Fees” has the meaning assigned to such term in Section 31 hereof.
      2. General Duties of the Collateral Manager.
     The Issuer hereby appoints the Collateral Manager, and the Collateral Manager hereby accepts the appointment, to act as discretionary advisor on the Issuer’s behalf. The Collateral Manager shall provide services to the Issuer as follows:
           (a) subject to and in accordance with this Agreement and any Pre-Closing Agreements, from and including the Initial Closing Date through but excluding the Capital Markets Closing Date, the Collateral Manager agrees to supervise and direct the investment and reinvestment of the Collateral Items (as defined in the applicable Pre-Closing Agreements), the Hedges and any other securities the purchase of which has been authorized by the Pre-Closing Agreements (collectively, the “Pre-Closing Collateral”) in accordance with and subject to the terms of this Agreement and any Pre-Closing Agreements. Subject to the terms and conditions forth in this Agreement and any Pre-Closing

Agreements, the Collateral Manager shall have power to execute and deliver all necessary or appropriate documents and instruments on behalf of the Issuer with respect thereto, including, without limitation, the Hedges;
           (b) subject to and in accordance with the terms of the Indenture and this Agreement, on and after the Capital Markets Closing Date, the Collateral Manager agrees to supervise and direct the investment and reinvestment of the Collateral (including the purchase of any Hedge Agreements), and shall perform on behalf of the Issuer those investment-related duties and functions assigned to the Issuer in the Indenture, including, without limitation, the furnishing of Issuer Orders, Issuer Requests and Officer’s certificates, and including providing such certifications as are required under the Indenture with regard to Collateral Debt Securities purchased during the Ramp-up Period, Defaulted Securities, Credit Improved Securities, Credit Risk Securities and other securities permitted to be sold under the Indenture and with respect to satisfaction of the Reinvestment Criteria and the requirements related to Substitute Collateral Debt Securities, and the Collateral Manager shall have the power to execute and deliver all necessary or appropriate documents and instruments on behalf of the Issuer with respect thereto, including, without limitation, the Hedge Agreements;
           (c) the Collateral Manager shall, subject to the terms and conditions hereof, of the Indenture (including, without limitation, Articles 3 and 12 thereof), and of any Pre-Closing Agreements, perform its obligations hereunder, under the Indenture and under any such Pre-Closing Agreements with reasonable care and in good faith using its best judgment and effort and shall perform such obligations as would a reasonable and prudent institutional manager of national standing of comparable assets, using a degree of skill and attention no less than that which the Collateral Manager (and its Affiliates) exercises with respect to comparable assets that it manages for itself and for others in accordance with its existing practices and procedures relating to assets of the nature and character of the Pre-Closing Collateral or the Collateral, as applicable. To the extent not inconsistent with the foregoing, the Collateral Manager shall follow its customary standards, policies and procedures in performing its duties hereunder, under the Indenture and under any Pre-Closing Agreements;
           (d) the Collateral Manager shall comply with all the terms and conditions of the Indenture affecting the duties and functions to be performed hereunder (including, without limitation, Section 15.l(f) thereof). The Collateral Manager shall not be bound to follow any amendment, modification, supplement or waiver (including any supplemental indenture) to the Indenture, however, until it has received written notice of such amendment, modification, supplement or waiver (including any supplemental indenture) and a copy thereof from the Issuer or the Trustee; provided, however, that the Collateral Manager shall not be bound by any amendment, modification, supplement or waiver (including any supplemental indenture) to the Indenture that affects the obligations of the Collateral Manager unless the Collateral Manager shall have consented thereto (which consent shall not be unreasonably withheld, conditioned or delayed in respect of any such amendment, modification, supplement or waiver (including any supplemental indenture) that does not have a material adverse effect on the Collateral Manager). The Issuer agrees that it shall not permit any amendment, modification, supplement or waiver (including any supplemental indenture) to the Indenture that affects the obligations of the Collateral Manager to become effective unless the Collateral Manager has been given prior written notice of such amendment, modification, supplement or waiver (including any supplemental indenture) and has consented thereto (which consent shall not be unreasonably withheld, conditioned or delayed in respect of any such amendment, modification, supplement or waiver (including any supplemental indenture) that does not have a material adverse effect on the Collateral Manager);
           (e) on and after the Capital Markets Closing Date, the Collateral Manager shall select all Collateral which shall be acquired by the Issuer pursuant to the Indenture in strict accordance with the investment criteria set forth therein, and shall take into consideration, among other things, the payment obligations of the Issuer under the Indenture on each Payment Date in so doing, and shall perform all of its obligations hereunder with the intent that expected Distributions on the Collateral Debt Securities, Eligible Investments and other Collateral permit a timely performance of the payment obligations by the Issuer;
           (f) the Collateral Manager shall monitor the Collateral (and, prior to the Capital Markets Closing Date, the Pre-Closing Collateral) on an ongoing basis, and, on and after the Capital Markets Closing Date, provide on a timely basis to FUNB, as collateral administrator (the “Collateral Administrator”), all information necessary for FUNB to prepare all reports, schedules and other data required under the Collateral Administration Agreement (as defined herein), review and to the best of its knowledge verify such required reports, schedules and data and provide to the Trustee, on behalf of the Issuer, all reports, schedules and other data which the Issuer is required to prepare and deliver under the Indenture, substantially in the form and containing all information required thereby; in providing the foregoing service, the Collateral Manager (A) shall monitor any Hedges or Hedge Agreements, as applicable, and direct the Trustee on behalf of the Issuer in respect of all actions to be taken thereunder by the Issuer, (B) on and after the Capital Markets Closing Date, shall not cause the occurrence of a Notional Balance Reduction (as defined in the Hedge Agreements) unless the Insurer shall have approved such Notional Balance Reduction and Rating Agency Confirmation shall have been received with respect to such Notional Balance Reduction; and (C) shall be responsible for obtaining to the extent practicable any information concerning whether a Collateral Debt Security or Pre- Closing Collateral has become a Defaulted Security and for providing to the Rating Agency, in the event that such Rating Agency is requested by the Collateral Manager, on behalf of the Issuer, to provide an estimate with respect to its Rating of a security, with any information necessary for such Rating Agency to provide such estimate to the extent the Collateral Manager has or can reasonably obtain such information;

          (g) on and after the Capital Markets Closing Date, the Collateral Manager, subject to and in accordance with the provisions of Section 31 hereof and the Indenture, including, without limitation, the restrictions contained in Articles 3 and 12 thereof, may, at any time, direct the Trustee, the Custodian and/or the Collateral Administrator, as required pursuant to the terms of the Indenture, (i) to dispose of any or all of the Collateral Debt Securities or Eligible Investments, or other securities received in respect thereof in the open market or otherwise, or (ii) to acquire, as security for the Notes in substitution for or in addition to any one or more Collateral Debt Securities or Eligible Investments included in the Collateral, one or more Substitute Collateral Debt Securities or Eligible Investments, and may, in each case subject to and in accordance with the provisions of the Indenture, as agent of the Issuer, require the Trustee to take the following actions with respect to any Collateral Debt Security or Eligible Investment:
                  (i) retain such Collateral Debt Security or Eligible Investment; or
                  (ii) dispose of such Collateral Debt Security or Eligible Investment in the open market or otherwise; or
                  (iii) enter into a distressed exchange with respect to a Defaulted Security; or
                  (iv) if applicable, tender such Collateral Debt Security or Eligible Investment pursuant to an Offer; or
                  (v) if applicable, consent to any proposed amendment, modification or waiver pursuant to an Offer; or
                  (vi) retain or dispose of securities or other property (if other than Cash) received pursuant to an Offer; or
                  (vii) waive any default with respect to any Defaulted Security; or
                  (viii) vote to accelerate the maturity of any Defaulted Security; or
                  (ix) exercise any other rights or remedies with respect to such Collateral Debt Security or Eligible Investment as provided in the related Underlying Instruments or take any other action consistent with the terms of the Indenture which is in the best interests of the Noteholders and the Insurer (so long as it is the Controlling Party);
           (h) on and after the Capital Markets Closing Date, upon disposition of any Collateral Debt Security or Eligible Investment (or any security or property received in exchange therefor), and upon receipt of Scheduled Distributions, the Collateral Manager shall direct the Trustee to apply the proceeds of such disposition or such Scheduled Distributions (i) in accordance with the Indenture, to the purchase of Substitute Collateral Debt Securities or Eligible Investments, or (ii) as otherwise required or permitted by the Indenture;
           (i) the Collateral Manager covenants and agrees to service the Pre-Closing Collateral and the Collateral with reasonable care and, subject to the requirements and restrictions of this Agreement, in performing its duties hereunder to act, in its good faith determination, for the benefit of the Noteholders and the Insurer (so long as it is the Controlling Party) in accordance with the terms of the Notes and the Indenture;
             (j) the Collateral Manager hereby agrees to the following:
                  (i) the Collateral Manager agrees not to institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer, for non-payment of the amounts provided by this Agreement or for any other reason, any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U. S. federal or state bankruptcy or similar laws until at least one year and one day or, if longer, the applicable preference period then in effect, after the payment in full of all Notes issued under the Indenture (or, in the event that the Capital Markets Transaction does not occur, until any amounts owed by the Issuer to the Warehouse Lender (including but not limited to amounts paid in respect of the purchase price for, or recoupment of losses on, any Pre-Closing Collateral acquired by the Warehouse Lender for forward settlement to the Issuer) have been paid in full); provided, however, that nothing in this clause (i) shall preclude, or be deemed to estop, the Collateral Manager (A) from taking any action prior to the expiration of the applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer, as the case may be, or (y) any involuntary insolvency proceeding filed or commenced against the Issuer or the Co-Issuer, as the case may be, by a Person other than the Collateral Manager, or (B) from commencing against the Issuer or the Co-Issuer or any properties of the Issuer or the Co-Issuer any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding;
                  (ii) the Collateral Manager shall cause any purchase or sale of any Collateral Debt Security to be conducted on an arm’s length basis; and
                  (iii) the Collateral Manager shall provide to the Independent accountants appointed pursuant to Article 10 of the Indenture all reports, data and other information (including, without limitation, any letters of representations) that such accountants may reasonably require in connection with such appointment;

           (k) the Collateral Manager and the Issuer shall take such other action, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement;
           (1) the Collateral Manager shall notify the Issuer, the Rating Agency and the Insurer (so long as it is the Controlling Party) of any change in the organizational structure of the Collateral Manager or the identity of its general partner within a reasonable time (but no later than 30 days) after any such change;
           (m) so long as the Insurer is the Controlling Party, in the event Thomas J. Libassi ceases to be employed by the Collateral Manager, the Collateral Manager shall promptly hire a replacement with high yield experience; provided, that such replacement shall have been approved by the Insurer and by the Holders of a Majority of the outstanding Preferred Shares, in each case which approval shall not be unreasonably withheld, delayed or conditioned;
           (n) the Collateral Manager shall consult with, and provide information to, the Insurer (so long as it is the Controlling Party), in each case as reasonably requested by the Insurer; and
           (o) in providing services hereunder, the Collateral Manager may employ third parties, including its Affiliates, to render advice (including investment advice) and assistance; provided, however, that the Collateral Manager shall not be relieved of any of its duties hereunder regardless of the performance of any services by third parties.
      3. Brokerage.
     The Collateral Manager shall seek to obtain the best prices and execution for all orders placed with respect to the Pre-Closing Collateral and the Collateral, considering all circumstances. Subject to the objective of obtaining best prices and execution, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its Affiliates by brokers and dealers which are not Affiliates of the Collateral Manager in compliance with Section 28(e) of the Exchange Act. Such services may be furnished to the Collateral Manager or its Affiliates in connection with its other advisory activities or investment operations. Transactions may be executed as part of concurrent authorizations to purchase or sell the same security for other accounts served by the Collateral Manager or its Affiliates. When these concurrent transactions occur, the objective of the Collateral Manager (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the accounts in an equitable manner.
     In addition to the foregoing and subject to the objective of obtaining best prices and execution and to the extent permitted by applicable law and not prohibited by the Indenture (or, prior to the Capital Markets Closing Date, by the Pre-Closing Agreements), the Collateral Manager may cause the Issuer to acquire any and all of the Eligible Investments from, or sell Collateral Debt Securities or other Collateral (or, prior to the Capital Markets Closing Date, Pre- Closing Collateral) to its Affiliates, subject to and in accordance with the conditions set forth in Section 5 of this Agreement.
      4. Additional Activities of the Collateral Manager.
     Nothing herein shall prevent the Collateral Manager or any of its Affiliates from engaging in its customary businesses, or from rendering services of any kind to the Issuer and its Affiliates, the Trustee, the Noteholders or any other Person or entity to the extent permitted by applicable law. Without prejudice to the generality of the foregoing, directors, officers, employees and agents of the Collateral Manager or its Affiliates may, among other things, and subject to any limits specified in this Agreement, the Indenture or any Pre-Closing Agreements:
           (a) serve as directors (whether supervisory or managing), partners, officers, employees, agents, nominees or signatories for the Issuer, its Affiliates or any issuer of any obligations included in the Collateral, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Issuer, its Affiliates or any issuer of any obligations included in the Collateral, pursuant to their respective Governing Instruments; provided, that such activity shall have no material adverse effect on any item of the Collateral or the Pre-Closing Collateral, as applicable;
           (b) receive fees for services of any nature rendered to the issuer of any obligations included in the Collateral or the Pre-Closing Collateral, as applicable; provided, that such activity shall have no material adverse effect on any item of the Collateral or the Pre- Closing Collateral, as applicable; and provided further, that if any portion of such services are related to any obligations included in (i) the Collateral, the portion of such fees relating to such obligations shall be deposited into the Collection Account or (ii) the Pre-Closing Collateral, the portion of such fees relating to such obligations shall be deposited into the Proceeds Account (as defined in the Pre-Closing Agreements);
           (c) be retained to provide services to the Issuer or its Affiliates that are unrelated to this Agreement, and be paid therefor; provided, that such activity shall (i) have no material adverse effect on any item of the Collateral, (ii) not adversely affect the interests of the Holders of the Securities, or the Insurer (so long as it is the Controlling Party) in any material respect (other than as expressly permitted hereunder or under the Indenture), (iii) not cause the Issuer to be subject to withholding or other taxes, fees or assessments and shall not cause the Issuer to be treated as engaged in a United States trade or business or otherwise subject to U.S. federal, state or local income taxation and (iv) not cause either of the Co-Issuers or the pool of Collateral to become an investment company required to be registered under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);
           (d) be a secured or unsecured creditor of, or hold an equity interest in, the Issuer, its Affiliates or any issuer of any obligation included in the Pre-Closing Collateral or the Collateral;
           (e) purchase or sell any obligation included in the Collateral to the Issuer while acting in the capacity of principal or agent, only in compliance with the provisions of Section 3 of this Agreement and of Section 3.4(a) of the Indenture and the Reinvestment Criteria;
           (f) make a market in any Collateral Debt Security or in the Notes (provided that with respect to such market the Collateral Manager is not acting as agent for the Issuer); and
           (g) subject to Section 9 hereof, serve as a member of any “creditors’ committee” or informal workout group with respect to any obligation included in the Collateral which has become, or, in the Collateral Manager’s opinion, may become a Defaulted Security.
     It is understood that the Collateral Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to those followed by the Collateral Manager with respect to the Collateral or the Pre-Closing Collateral and which may own securities of the same class, or which are the same type, as the Collateral Debt Securities or the Eligible Investments or other securities of the issuers of the Collateral Debt Securities or the Eligible Investments. The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Collateral or the Pre-Closing Collateral.
     Nothing contained in this Agreement shall prevent the Collateral Manager or any of its Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, securities of the same kind or class, or securities of a different kind or class of the same issuer, as those directed by the Collateral Manager to be purchased or sold hereunder. It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Affiliates, and any officer, director, stockholder, partner or employee of the Collateral Manager or any such Affiliate or any member of their families or a Person or entity advised by the Collateral Manager may have an interest in a particular transaction or in securities of the same kind or class, or securities of a different kind or class of the same issuer, as those whose purchase or sale the Collateral Manager may direct hereunder.

     Unless the Collateral Manager determines in its reasonable business judgment that such purchase or sale is appropriate, the Collateral Manager may refrain from directing the purchase or sale hereunder of securities to or from (i) Persons of which the Collateral Manager, its Affiliates or any of its or its Affiliates’ officers, directors, partners, stockholders or employees are directors or officers, (ii) Persons for which the Collateral Manager or any of its Affiliates acts as financial adviser or underwriter or (iii) Persons about which the Collateral Manager or any of its Affiliates has information which the Collateral Manager deems confidential or non-public or otherwise might prohibit it from trading such securities in accordance with applicable law. The Collateral Manager shall not be obligated to utilize with respect to the Collateral or the Pre-Closing Collateral any particular investment opportunity of which it becomes aware.
      5. Conflicts of Interest.
     In addition to the requirements of Sections 12.3 and 15.l(f) of the Indenture, the Collateral Manager shall not direct the Trustee to acquire a security or obligation to be included in the Collateral, or direct the Issuer, the Warehouse Lender or any collateral agent holding securities of the Issuer, to acquire a security or obligation to be included in the Pre-Closing Collateral, from the Collateral Manager or any of its Affiliates as principal or from any accounts or portfolio managed by the Collateral Manager or its Affiliates or to sell an obligation to the Collateral Manager or any of its Affiliates as principal or to any accounts or portfolio managed by the Collateral Manager or its Affiliates unless (a) the Board of Directors and, in the case of an acquisition of Collateral on or after the Capital Markets Closing Date, Moody’s shall have received from the Collateral Manager such information relating to such acquisition or disposition as each of them shall reasonably require, (b) the Board of Directors and, in the case of an acquisition of Collateral on or after the Capital Markets Closing Date, Moody’s shall have approved such acquisition or disposition and (c) such acquisition or disposition is effected in accordance with the Collateral Manager’s then existing practices and procedures related thereto and on terms no less favorable to the Issuer as would be the case if the purchase were at arms length (provided, that any such acquisition or sale shall be effected at the average of (i) the lowest offer obtained from three Independent, nationally recognized broker dealers or other market professionals and (ii) the highest bid obtained from three Independent, nationally recognized broker dealers or other market professionals).
     Notwithstanding the foregoing, the Issuer hereby authorizes the Collateral Manager to cause the purchase (subject to the applicable provisions of the Indenture, this Agreement and any Pre-Closing Agreements) of Eligible Investments and Collateral Debt Securities and, prior to the Capital Markets Closing Date, Pre-Closing Collateral and other securities to the extent authorized by any Pre-Closing Agreements, that are securities of or owned by investment companies registered under the Investment Company Act for which the Collateral Manager or an Affiliate acts as investment adviser or distributor; provided, however, that (a) all such transactions comply with the Investment Company Act,

(b) all such transactions comply with the Collateral Manager’s then existing practices and procedures and (c) the Issuer may at any time, by written notice to the Collateral Manager, revoke the authorization provided by this sentence.
      6. Records: Confidentiality.
     The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by a representative of the Issuer, the Warehouse Lender (until all of the forward settlement transactions and other related transactions between the Issuer and the Warehouse Lender have been consummated), the Insurer (so long as it is the Controlling Party), the Trustee, the Collateral Administrator, the Custodian, the Holders of the Securities and the Independent accountants appointed by the Collateral Manager on behalf of the Issuer pursuant to Article 10 of the Indenture at any time during normal business hours and upon not less than three Business Days’ prior notice. The Collateral Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties except (a) with the prior written consent of the Issuer and, with respect to information obtained prior to the Capital Markets Closing Date, the Warehouse Lender, (b) such information as the Rating Agency shall reasonably request in connection with its ratings of the Notes (or any other securities the cashflows on which are dependent, in whole or in part, on the cashflows on the Notes or the Preferred Shares), (c) in connection with establishing trading or investment accounts or otherwise in connection with effecting transactions on behalf of the Issuer, (d) as required by law, regulation, court order or the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager, (e) to its professional advisers or (f) such information as shall have been publicly disclosed other than in violation of this Agreement. For purposes of this Section 6, the Trustee, the Collateral Administrator, the Custodian, the Holders of the Securities and the Insurer shall in no event be considered “non-affiliated third parties.”
      7. Obligations of the Collateral Manager.
     The Collateral Manager shall use its best efforts to ensure that no action is taken by it, and shall not intentionally or with reckless disregard take any action, which would (a) materially adversely affect the Issuer or the Co-Issuer for purposes of Cayman Islands law, United States federal or state law or any other law which, in the judgment of the Collateral Manager, made in good faith or as advised by the Issuer, is applicable to the Issuer, (b) not be permitted under the Issuer Charter, (c) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer or the Co-Issuer, including, without limitation, any Cayman Islands or United States federal, state or other applicable securities law, (d) require registration of the Issuer or the Co-Issuer or the pool of Collateral as an “investment company” under the Investment Company Act, (e) adversely affect the Trustee, the Collateral Administrator or the Custodian in any

material respect, (f) result in the Issuer or the Co-Issuer violating the terms of the Indenture, (g) adversely affect the interests of the Holders of the Securities or the Insurer (so long as it is the Controlling Party) in any material respect (other than as expressly permitted hereunder or under the Indenture) or (h) cause the Issuer to be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes or otherwise cause the Issuer to be subject to U.S. federal, state or local income or franchise tax on a net income tax basis, or cause the Issuer to be subject to withholding tax (unless the issuer of the security giving rise to such withholding tax is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after tax basis (including any tax on such additional payments)). If the Collateral Manager is ordered to take any such action by the Issuer, the Collateral Manager shall promptly notify the Issuer, the Insurer (so long as it is the Controlling Party), the Trustee and the Rating Agency of the Collateral Manager’s judgment that such action would have one or more of the consequences set forth above and need not take such action unless (i) the action would not have the consequences set forth in clause (c) above and (ii) the Issuer again requests the Collateral Manager to do so and the Trustee and the Holders of at least 66 2/3% of the Aggregate Outstanding Amount of each Class of Notes and at least 66 2/3% by number of the outstanding Preferred Shares, voting separately, have consented thereto in writing. Notwithstanding any such request, the Collateral Manager need not take such action unless arrangements satisfactory to it are made to insure or indemnify the Collateral Manager from any liability it may incur as a result of such action. The Collateral Manager, its directors, officers, partners and employees shall not be liable to the Issuer, the Insurer, the Trustee, the Collateral Administrator, the Custodian, the Holders of the Securities or any Person, except as provided in Section 10 of this Agreement. The Collateral Manager covenants that it shall comply in all material respects with applicable laws and regulations relating to its performance under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, any indemnification or insurance pursuant to this Section (A) that is payable out of the Collateral shall be payable only in accordance with the priorities set forth in Article 11 of the Indenture and (B) that is payable out of the Pre-Closing Collateral shall be payable only after any amounts owed by the Issuer to the Warehouse Lender (including but not limited to amounts paid in respect of the purchase price for, or recoupment of losses on, any Pre-Closing Collateral acquired by the Warehouse Lender for forward settlement to the Issuer) have been paid in full. Notwithstanding anything in this Agreement, the Collateral Manager shall not take any action that it knows or should know would result in an Event of Default under the Indenture.
      8. Compensation.
           (a) The Issuer shall pay to the Collateral Manager, for services rendered and performance of its obligations under this Agreement on and after the Capital Markets Closing Date, a semi-annual fee payable in arrears on each Payment Date, equal to the sum of 0.10% (or, in the event a successor Collateral

Manager shall have been appointed in accordance with Section 12(g), 0.25%) per annum of the sum of the CDS Principal Balance, Eligible Investments on deposit in the Expense Reserve Account and Cash outstanding that constitutes Principal Proceeds at the beginning of the Due Period relating to such Payment Date (the “Senior Collateral Management Fee”), and the lesser of (i) $2,500,000 per annum and (ii) 0.40% per annum of the CDS Principal Balance on the Effective Date less, in each case, amounts paid as the Senior Collateral Management Fee (the “Subordinated Collateral Management Fee” and, together with the Senior Collateral Management Fee, the “Collateral Management Fees”). The Senior Collateral Management Fee and the Subordinated Collateral Management Fee are payable from Interest Proceeds, and if Interest Proceeds are not sufficient, from Principal Proceeds, subject to and in accordance with the Priority of Payments. If on any Payment Date there are insufficient funds to pay the Collateral Management Fee then due in full, the amount not so paid shall be deferred (without interest thereon) and shall be payable on such later Payment Date on which any funds are available therefor, subject to and in accordance with the Priority of Payments. The Collateral Manager acknowledges and agrees that it has agreed to perform the services set forth herein from and including the date hereof through but excluding the Capital Markets Closing Date in contemplation of the Capital Markets Transaction and the payment of fees with respect to the services performed on and after the Capital Markets Closing Date pursuant to this Section 8. The Collateral Manager further acknowledges that there is no assurance that a Capital Markets Transaction will occur or that any such fees will be payable.
           (b) The Collateral Manager shall be responsible for expenses incurred in the performance of its obligations under this Agreement, the Indenture and the Collateral Administration Agreement (as defined below), and in connection with the acquisition of the Pre-Closing Collateral and any related duties, including the expenses and fees of any third party employed by the Collateral Manager; provided, however, that (i) the reasonable expenses of employing outside lawyers employed by the Collateral Manager in connection with the organization of the Issuer and the Co-Issuer, the issuance and sale of the Notes and the execution and delivery of this Agreement and the other agreements and documents relating to the issuance and sale of the Notes and the Preferred Shares, (ii) the reasonable expenses of employing outside lawyers or consultants employed by the Issuer or the Collateral Manager on behalf of the Issuer in connection with the performance of the Collateral Manager’s duties hereunder and under the Pre-Closing Agreements (to the extent not otherwise reimbursed pursuant to the terms thereof) (iii) the fees and expenses payable to the Collateral Administrator under the Collateral Administration Agreement among the Issuer, the Collateral Manager and the Collateral Administrator (the “Collateral Administration Agreement”), which is expected to be entered into on or around the Capital Markets Closing Date, if any, (iv) the fees and expenses of FUNB in its capacities as Custodian and Securities Intermediary and in other capacities as described in the Indenture and the fee letter pertaining thereto provided by FUNB to the Issuer, (v) the reasonable expenses of employing outside lawyers to provide advice with respect to Cayman Islands law in connection with the performance of the Collateral Manager’s obligations under Section 7, and (vi) the reasonable expenses of exercising observation rights (including through a representative) pursuant to Section 17 hereof shall be reimbursed by the Issuer in accordance with and subject to the limitations contained in the Indenture, including without limitation the Priority of Payments. Notwithstanding any other part of this Agreement (including any other part of this subsection (b)), in the event that a Capital Markets Transaction does not occur, any reimbursement of expense, indemnification or other payment to the Collateral Manager shall be payable only after any amounts owed by the Issuer to the Warehouse Lender (including but not limited to amounts paid in respect of the purchase price for, or recoupment of losses on, any Pre-Closing Collateral acquired by the Warehouse Lender for forward settlement to the Issuer) and the collateral agent under the Pre-Closing Agreements have been paid in full, pursuant to the terms of the Pre-Closing Agreements.
           (c) If this Agreement is terminated pursuant to Section 12, Section 14 or otherwise, the Collateral Management Fee calculated as provided in Section 8(a) shall be prorated for any partial periods between Payment Dates during which this Agreement was in effect and shall be due and payable on the first Payment Date following the date of such termination subject to the Priority of Payments.
      9. Benefit of the Agreement.
     Subject to Section 15.1 of the Indenture, the Collateral Manager agrees that its obligations hereunder shall be enforceable at the instance of the Administrator, on behalf of the Issuer, or the Trustee, on behalf of the Holders of the Securities and the Insurer (so long as it is the Controlling Party), or the requisite percentage of Holders of the Securities as provided in the Indenture, as the case may be. The Insurer, so long as it is the Controlling Party, shall be an express third party beneficiary to this Agreement, entitled to the benefits hereof and to enforce the provisions hereof. The Collateral Manager agrees and consents to the provisions contained in Section 15.1(f) of the Indenture.
      10. Limits of Collateral Manager Responsibility.
           (a) Notwithstanding anything set forth in the Indenture, any Hedge Agreement, any Pre-Closing Agreements or the Collateral Administration Agreement to the contrary, the Collateral Manager assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the Indenture, any Pre-Closing Agreements and the Collateral Administration Agreement applicable to it in good faith and, subject to the standard of conduct described in the next succeeding sentence, shall not be responsible for any action or inaction of the Issuer, the Insurer or the Trustee in following or declining to follow any advice, recommendation or direction of the Collateral Manager or for any action or inaction of the Collateral Administrator.

The Collateral Manager, its directors, officers, partners, employees, Affiliates and agents shall not be liable to the Issuer, the Insurer, the Trustee, the Holders of the Securities or any other person for any acts or omissions by the Collateral Manager, its directors, officers, partners, employees, Affiliates or agents under or in connection with this Agreement or the terms of the Indenture, any Pre-Closing Agreements or the Collateral Administration Agreement applicable to it, or for any decrease in the value of the Collateral, except by reason of acts or omissions constituting criminal conduct, fraud, bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of the obligations of the Collateral Manager hereunder or under the terms of the Indenture, any Pre-Closing Agreements or the Collateral Administration Agreement applicable to it. The Issuer shall indemnify and hold harmless (the Issuer in such case, the “Indemnifying Party”) the Collateral Manager, its directors, officers, partners, employees, Affiliates and agents (other than any Affiliate in its capacity as a Noteholder) (such parties collectively in such case, the “Indemnified Parties”) from and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ and accountants’ fees and expenses), (i) in respect of or arising from any acts or omissions of the Collateral Manager, its directors, officers, partners, employees, Affiliates or agents made in good faith in the performance of the Collateral Manager’s duties under this Agreement, any Pre-Closing Agreements, the Collateral Administration Agreement and the Indenture or (ii) in connection with the transactions contemplated by this Agreement, any Pre-Closing Agreements, the Collateral Administration Agreement and the Indenture, and in either case not constituting criminal conduct, fraud, bad faith, willful misconduct, gross negligence or reckless disregard of the Collateral Manager’s obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Issuer under this Section 10 shall be (A) prior to the Capital Markets Closing Date, payable solely out of the Pre-Closing Collateral and only after any amounts owed by the Issuer to the Warehouse Lender (including but not limited to amounts paid in respect of the purchase price for, or recoupment of losses on, any Pre-Closing Collateral acquired by the Warehouse Lender for forward settlement to the Issuer) and the collateral agent under the Pre-Closing Agreement have been paid in full, in accordance with the terms of the Pre-Closing Agreements and (B) on and after the Capital Markets Closing Date, payable solely out of the Collateral in accordance with the Priority of Payments.
           (b) An Indemnified Party shall (or, with respect to the Collateral Manager’s directors, officers, partners, employees, Affiliates and agents, the Collateral Manager shall cause such Indemnified Party to) promptly notify the Indemnifying Party if the Indemnified Party receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section 10, but failure so to notify the Indemnifying Party (i) shall not relieve such Indemnifying Party from its obligations under paragraph (a) above unless and to the extent that it did not otherwise learn of such action or proceeding and to the extent such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses and (ii) shall not, in any event, relieve the Indemnifying Party for any obligations to any Person entitled to indemnity pursuant to paragraph (a) above other than the indemnification obligations provided for in paragraph (a) above.
           (c) With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request served upon such Indemnified Party for which such Indemnified Party is or may be entitled to indemnification under this Section 10, such Indemnified Party shall (or, with respect to the Collateral Manager’s directors, officers, partners or employees, the Collateral Manager shall cause such Indemnified Party to), at the Indemnifying Party’s expense:
                  (i) give written notice to the Indemnifying Party of such claim within 10 days after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim (provided, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability it may have pursuant to this Section 10 if it has not been prejudiced in any material respect by such failure);
                  (ii) provide the Indemnifying Party such information and cooperation with respect to such claim as the Indemnifying Party may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Party at such reasonable times as the Indemnifying Party may request;
                  (iii) cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such claim;
                  (iv) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim;
                  (v) neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which would expose such Indemnified Party to unindemnified liability) without the prior written consent of the Indemnifying Party; provided, that the Indemnifying Party shall have advised such Indemnified Party that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim; and
                  (vi) upon reasonable prior notice, afford to theIndemnifying Party the right, in its sole discretion and at its sole expense, to assume the defense of such claim, including, but not limited to, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if the Indemnifying Party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Party incurred thereafter in connection with such claim except that if such Indemnified Party reasonably determines that counsel designated by the Indemnifying Party has a conflict of interest, such Indemnifying Party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and, provided, further that prior to entering into any final settlement or compromise, such Indemnifying Party shall use its best efforts in light of the then prevailing circumstances and shall not enter such settlement or compromise without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or compromise attributes liability to the Indemnified Party.
           (d) No Indemnified Party shall, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim giving rise to a claim for indemnity hereunder, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnifying Party of a release from liability substantially equivalent to the release given by the claimant to such Indemnified Party in respect of such claim.
           (e) In the event that any Indemnified Party waives its right to indemnification hereunder, the Indemnifying Party shall not be entitled to appoint counsel to represent such Indemnified Party nor shall the Indemnifying Party reimburse such Indemnified Party for any costs of counsel to such Indemnified Party.
           (f) The U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith; accordingly, notwithstanding any other provision of this Agreement, nothing herein shall in any way constitute a waiver or limitation of any rights which the Issuer may have under any U.S. federal securities laws.
      11. No Partnership or Joint Venture.
     The Issuer and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Issuer shall be deemed to be solely that of an independent contractor.

      12. Term; Termination.
           (a) This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the payment in full of the Notes, the termination of the Indenture in accordance with its terms and the redemption of the Preferred Shares in accordance with the Issuer Charter; (ii) the liquidation of the Collateral and the final distribution of the proceeds of such liquidation to the Noteholders and the Preferred Shareholders; (iii) the liquidation of the Pre-Closing Collateral in the event that it is determined that a Capital Markets Transaction will not occur; or (iv) the termination of this Agreement in accordance with subsection (b), (c), (d) or (e) of this Section 12 or Section 14 of this Agreement.
           (b) Notwithstanding any other provision hereof to the contrary, this Agreement may be terminated without cause by the Collateral Manager, and the Collateral Manager may resign, upon 90 days’ prior written notice to the Issuer, the Insurer (so long as it is the Controlling Party) and the Rating Agencies; provided, however, that no such termination or resignation shall be effective until the date as of which a successor Collateral Manager shall have agreed in writing to assume all of the Collateral Manager’s duties and obligations pursuant to this Agreement, and the Issuer shall use its best efforts to appoint a successor Collateral Manager to assume such duties and obligations.
           (c) This Agreement may be terminated at any time by the Issuer, and the Issuer may remove the Collateral Manager, upon 90 days’ prior written notice to the Collateral Manager (with a copy to the Insurer). The Issuer agrees that prior to the delivery by it of a notice of termination pursuant to this subsection (c), it shall obtain the consent to such termination from the Holders of at least 66 2/3% of the Aggregate Outstanding Amount of each Class of Notes and the Holders of at least 66 2/3% of the outstanding Preferred Shares, voting separately (excluding, at the time of such vote, such Notes or Preferred Shares held by the Collateral Manager or its affiliates, but only to the extent that the voting rights relating to such Securities are controlled by the Collateral Manager or one or more of its affiliates) and, acting reasonably and in good faith, consult with the Trustee and the Collateral Manager in relation to such termination.
Notwithstanding the foregoing, no termination pursuant to this subsection (c) shall be effective until the date as of which a successor Collateral Manager shall have agreed in writing to assume all of the Collateral Manager’s duties and obligations pursuant to this Agreement.
           (d) If the Class A Overcollateralization Ratio is less than 102%, then the Holders of at least a Majority of the Controlling Class, voting collectively, may terminate this Agreement at any time, upon 30 days’ prior written notice to the Collateral Manager and the Issuer. For purposes of this subsection (d), in determining whether the Holders of the requisite Aggregate Outstanding Amount of Notes or number of Preferred Shares have given such demand, authorization or direction, Notes and Preferred Shares owned by the Collateral Manager or any Affiliate thereof shall be disregarded and deemed not to be outstanding, but only to the extent that the voting rights relating to such Securities are controlled by the Collateral Manager or one or more of its affiliates. For purposes of this subsection (d), the Class A Overcollateralization Ratio specified in the most recent Monthly Report delivered pursuant to the Indenture shall be conclusive. Notwithstanding the foregoing, no termination pursuant to this subsection (d) shall be effective until the date as of which a successor Collateral Manager shall have agreed in writing to assume all of the Collateral Manager’s duties and obligations pursuant to this Agreement.
           (e) This Agreement shall be automatically terminated in the event that the Administrator, in consultation with the Board of Directors, determines in good faith that the Issuer or the Co-Issuer or the pool of Collateral has become required to register as an investment company under the provisions of the Investment Company Act by virtue of any action taken by the Collateral Manager, and the Issuer notifies the Collateral Manager thereof.
           (f) If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 2(j)(i), 8(b), 8(c), 10, 12(f) and 15 of this Agreement, which provisions shall survive the termination of this Agreement.
           (g) Upon any removal or resignation of the Collateral Manager while any of the Notes or Preferred Shares are Outstanding, the Issuer shall appoint as successor Collateral Manager any established institution which (i) has been nominated by the Insurer (so long as it is the Controlling Party), (ii) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder, (iii) is legally qualified and has the capacity to act as Collateral Manager hereunder, as successor to the Collateral Manager under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the applicable terms of the Indenture, (iv) shall not cause the Issuer or the Co-Issuer or the pool of Collateral to become required to register under the provisions of the Investment Company Act and (v) with respect to which Rating Agency Confirmation is received.
     Any successor Collateral Manager must be appointed by the Issuer and not rejected by any of the Holders of more than 33 1/3% of the Aggregate Outstanding Amount of the Class A Notes (collectively), the Holders of more than 33 1/3% of the Aggregate Outstanding Amount of the Class B Notes (collectively) or the Holders of more than 33 1/3% by number of the outstanding Preferred Shares within 20 days of the issuance of notice of a vote regarding the successor Collateral Manager to the Holders of the Securities; provided, that such rejection shall not be unreasonable. For purposes of this paragraph, in determining whether the Holders of the requisite Aggregate Outstanding Amount of Notes or number of Preferred Shares have given such demand, authorization or direction,

Notes and Preferred Shares owned by the Collateral Manager or any Affiliate thereof shall not be disregarded and shall be deemed to be outstanding. Such successor Collateral Manager must be ready and able to assume the duties of the Collateral Manager within 40 days after the date of such notice of resignation or removal of the Collateral Manager. If no successor Collateral Manager shall have been appointed or an instrument of acceptance by a successor Collateral Manager shall not have been delivered to the Collateral Manager within 360 days after the date of notice of resignation or removal of the Collateral Manager, the Insurer (so long as it is the Controlling Party) shall have the right to appoint a successor Collateral Manager, subject only to the requirements of the first paragraph of this subsection (g).
     In the event of a removal of the Collateral Manager, if no successor Collateral Manager shall have been appointed or an instrument of acceptance by a successor Collateral Manager shall not have been delivered to the Collateral Manager (a) within 20 days after approval of the successor Collateral Manager by the Issuer, and the issuance of notice of a vote regarding the successor Collateral Manager to the Holders of the Class A Notes, the Class B Notes and the Preferred Shares, or (b) within 40 days after the date of notice of removal of the Collateral Manager, the removed Collateral Manager (subject to the prior written consent of the Insurer (so long as it is the Controlling Party)), or the Insurer (so long as it is the Controlling Party) may petition any court of competent jurisdiction for the appointment of a successor Collateral Manager without the approval of the Holders of the Class A Notes, the Class B Notes and the Preferred Shares. In addition, if no successor Collateral Manager shall have been appointed or an instrument of acceptance by a successor Collateral Manager shall not have been delivered to the Collateral Manager within 405 days after the date of notice of removal of the Collateral Manager, the removed Collateral Manager (without the prior written consent of the Insurer) may petition any court of competent jurisdiction for the appointment of a successor Collateral Manager without the approval of the Holders of the Securities or the Insurer.
     In the event of a resignation by the Collateral Manager, if no successor Collateral Manager shall have been appointed or an instrument of acceptance by a successor Collateral Manager shall not have been delivered to the Collateral Manager within 120 days after the date of notice of resignation by the Collateral Manager, the resigned Collateral Manager (without the prior written consent of the Insurer) or the Insurer (so long as it is the Controlling Party) may petition any court of competent jurisdiction for the appointment of a successor Collateral Manager without the approval of the Holders of the Securities.
     Until a successor Collateral Manager shall have been appointed, the Collateral Manager shall comply with the trading restrictions set forth in Section 12.1(k) of the Indenture.
     In connection with such appointment and assumption and subject to the provisions of the Indenture, the Issuer may make such arrangements for the compensation of such successor as the Issuer and such successor shall agree; provided, however, that, except with respect to the amounts of the Senior Collateral Management Fee and the Subordinated Collateral Management Fee as expressly provided in Section 8(a), no compensation payable to such successor from payments on the Collateral shall be greater than that paid to the Collateral Manager under this Agreement without the prior written consent of the Insurer (so long as it is the Controlling Party) and the Holders of a Majority of the Aggregate Outstanding Amount of the Notes and the Holders of a Majority by number of the outstanding Preferred Shares (excluding, at the time of such vote, such Notes or Preferred Shares held by the Collateral Manager or its affiliates, but only to the extent that the voting rights relating to such Securities are controlled by the Collateral Manager or one or more of its affiliates), voting separately. The Issuer, the Trustee and the successor Collateral Manager shall take such action (or cause the outgoing Collateral Manager to take such action) consistent with this Agreement and the terms of the Indenture applicable to the Collateral Manager, as shall be necessary to effectuate any such succession.
           (h) In the event of removal of the Collateral Manager pursuant to this Agreement by the Issuer or, to the extent so provided in the Indenture, by the Trustee, the Issuer shall have all of the rights and remedies available with respect thereto at law or equity, and, without limiting the foregoing, the Issuer or, to the extent so provided in the Indenture, the Trustee may by notice in writing to the Collateral Manager as provided under this Agreement terminate all the rights and obligations of the Collateral Manager under this Agreement (except those that survive termination pursuant to Section 12(f) above). Upon the later of (i) the expiration of the applicable notice period with respect to termination specified in this Section 12 or Section 14 of this Agreement, as applicable and (ii) the time that the successor Collateral Manager has otherwise been appointed and is willing to assume the rights and obligations of the Collateral Manager hereunder, all authority and power of the Collateral Manager under this Agreement, whether with respect to the Collateral or the Pre-Closing Collateral or otherwise, shall automatically and without further action by any person or entity pass to and be vested in the successor Collateral Manager. Nevertheless, the Collateral Manager shall take such steps as may be reasonably necessary to transfer such authority and power.
      13. Delegation; Assignments.
     Except with respect to those responsibilities set forth in the Collateral Administration Agreement, the responsibilities of the Collateral Manager under this Agreement shall not be delegated by the Collateral Manager, in whole or in part, unless such delegation is consented to in writing by the Issuer and the Insurer (so long as it is the Controlling Party) or, if the Insurer is no longer the Controlling Party, the Holders of a Majority of the Aggregate Outstanding Amount of each Class of Notes and a Majority by number of the outstanding Preferred Shares (excluding, at the time of such vote, such Notes and Preferred Shares held by the Collateral Manager or its affiliates, but only to the extent that the voting rights relating to such Securities are controlled by the Collateral Manager or one or more of its affiliates) and unless Rating Agency Confirmation (from Moody’s only) is received with respect to such assignment and, notwithstanding any such consent or Rating Agency Confirmation, no delegation of duties by the Collateral Manager shall relieve it from any liability hereunder. Any assignment of this Agreement to any Person, in whole or in part, by the Collateral Manager shall be deemed null and void unless such assignment is consented to in writing by the Issuer and the Insurer (so long as it is the Controlling Party) or, if the Insurer is no longer the Controlling Party, the Holders of a Majority of the Aggregate Outstanding Amount of each Class of Notes and a Majority by number of the outstanding Preferred Shares (excluding, at the time of such vote, such Notes and Preferred Shares held by the Collateral Manager or its affiliates, but only to the extent that the voting rights relating to such Securities are controlled by the Collateral Manager or one or more of its affiliates) and unless Rating Agency Confirmation (from Moody’s only) is received with respect to such assignment. Any assignment consented to by the Issuer and the Insurer or such Noteholders and in respect of which Rating Agency Confirmation is received shall bind the assignee hereunder in the same manner as the Collateral Manager is bound. In addition, the assignee shall execute and deliver to the Issuer, the Insurer (so long as it is the Controlling Party) and the Trustee a counterpart of an appropriate agreement naming such assignee as a Collateral Manager. Upon the execution and delivery of such a counterpart by the assignee, the Collateral Manager shall be released from further obligations pursuant to this Agreement, except with respect to its obligations under Section 10 of this Agreement arising prior to such assignment and except with respect to its obligations under Sections 29(j)(i) and 15 hereof. This Agreement shall not be assigned by the Issuer without the prior written consent of the Collateral Manager, the Insurer (so long as it is the Controlling Party) and the Trustee, except in the case of assignment by the Issuer to (i) an entity which is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound thereunder or (ii) the Trustee as contemplated by the Granting clauses and Section 15.1 of the Indenture. In the event of any assignment by the Issuer, the Issuer shall use its best efforts to cause its successor to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment.
      14. Termination by the Issuer for Cause.
     This Agreement may be terminated, and the Collateral Manager may be removed, by the Issuer, at the direction of the Holders of at least a Majority of the Notes and Preferred Shares, voting collectively (determined with respect to the Aggregate Outstanding Amount in the case of the Notes and on the basis of a notional amount equal to $1,000 per share in the case of the Preferred Shares), for cause upon 10 Business Days’ prior written notice to the Collateral Manager (with a copy to the Insurer) and upon written notice to the Noteholders as set forth below; provided, that in determining whether the Holders of the requisite Aggregate Outstanding Amount of Notes or number of Preferred Shares have given such demand, authorization or direction, Notes and Preferred Shares owned by the Collateral Manager or any affiliate thereof shall be disregarded and deemed not to be outstanding, but only to the extent that the voting rights relating to such Securities are controlled by the Collateral Manager or one or more of its affiliates. No such termination or removal shall be effective (i) until the date as of which a successor Collateral Manager shall have agreed in writing to assume all of the Collateral Manager’s duties pursuant to this Agreement and (ii) so long as any Notes and Preferred Shares shall be Outstanding, unless written notice of the appointment of such successor shall have been given to the Holders of the Securities stating that such appointment shall be effective unless rejected in writing within 20 days after the date of such notice by the Holders of more than 33 1/3% of the Aggregate Outstanding Amount of the Class A Notes (collectively), the Holders of more than 33 1/3% of the Aggregate Outstanding Amount of the Class B Notes (collectively) or the Holders of more than 33 1/3% by number of the outstanding Preferred Shares (which rejection shall not be unreasonable). For purposes of the preceding sentence, in determining whether the Holders of the requisite Aggregate Outstanding Amount of Notes or outstanding number of Preferred Shares have given such demand, authorization or direction, Securities owned by the Collateral Manager or any Affiliate thereof shall not be disregarded and shall be deemed to be outstanding. For purposes of determining “cause” with respect to termination of this Agreement pursuant to this section, such term shall mean any one of the following events:
           (a) the Collateral Manager willfully violated any provision of this Agreement or the Indenture applicable to it;
           (b) the Collateral Manager violated any material provision of this Agreement or any terms of the Indenture applicable to it and (if such violation is capable of being cured) failed to cure such violation within 15 days after becoming aware of, or its receiving notice from the Trustee or the Insurer (so long as it is the Controlling Party) of, such violation;
           (c) the Collateral Manager is wound up or dissolved or there is appointed over it or a substantial portion of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Collateral Manager (i) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for 60 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days;
           (d) the occurrence of any Event of Default under the Indenture, other than those set forth in Sections 5.1(g) and 5.1(h) of the Indenture;
           (e) Alfred C. Eckert III ceases to have effective voting control over or to own, directly or indirectly, at least 25% of the voting partnership interests of the Collateral Manager; or
           (f) the occurrence of an act by the Collateral Manager or its principals or any of its Affiliates that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or in the conduct of its asset management business, or the Collateral Manager being indicted for a criminal offense materially related to its asset management business.
     If any of the events specified in this Section 14 shall occur, the Collateral Manager shall give prompt written notice thereof to the Issuer, the Insurer (so long as it is the Controlling Party), the Trustee, the Rating Agency and the Noteholders upon the Collateral Manager’s becoming aware of the occurrence of such event.
      15. Action Upon Termination.
           (a) From and after the effective date of termination of this Agreement, the Collateral Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accrued to the date of termination, as provided in Section 8 hereof, and shall be entitled to receive any amounts owing under Sections 7, 8(b) and 10 hereof (the provisions of which shall survive such termination, subject to and in accordance with the Indenture). Upon such termination, the Collateral Manager shall as soon as practicable:
                  (i) deliver to the Issuer all property and documents of the Trustee or the Issuer or otherwise relating to the Pledged Securities then in the custody of the Collateral Manager; and
                  (ii) deliver to the Trustee an accounting with respect to the books and records delivered to the Trustee or the successor Collateral Manager appointed pursuant to Section 12(g) hereof.

     Notwithstanding such termination, the Collateral Manager shall remain liable for its acts or omissions hereunder as described in Section 10 arising prior to termination and for any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a breach of the representations and warranties made by the Collateral Manager in Section 16(b) hereof or from any failure of the Collateral Manager to comply with the provisions of this Section 15.
     The Collateral Manager agrees that, notwithstanding any termination, it shall reasonably cooperate in any Proceeding arising in connection with this Agreement, the Indenture or any of the Collateral (excluding any such Proceeding in which claims are asserted against the Collateral Manager or any Affiliate of the Collateral Manager) upon receipt of appropriate indemnification and expense reimbursement.
      16. Representations and Warranties.
           (a) The Issuer hereby represents and warrants to the Collateral Manager as of the date hereof and, as of the Initial Closing Date and the Capital Markets Closing Date shall be deemed to represent and warrant to the Collateral Manager, as follows:
                  (i) The Issuer has been duly incorporated and is validly existing under the laws of the Cayman Islands, has the full corporate power and authority to own its assets and the securities proposed to be owned by it and included in the Pre-Closing Collateral acquired by the Issuer and the Collateral and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement, the Indenture, the Hedges, the Hedge Agreements, the Insurance Agreement or the Notes would require, such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Issuer.
                  (ii) The Issuer has full corporate power and authority to execute, deliver and perform this Agreement, the Indenture, the Hedges, the Hedge Agreements, the Insurance Agreement and the Securities and all obligations required hereunder, under the Indenture, the Hedges, the Hedge Agreements, the Insurance Agreement and the Securities and has taken all necessary action to authorize this Agreement, the Indenture, the Hedges, the Hedge Agreements, the Insurance Agreement and the Securities on the terms and conditions hereof and thereof and the execution, delivery and performance of this Agreement, the Indenture, the Hedges, the Hedge Agreements, the Insurance Agreement and the Securities and the performance of all obligations imposed upon it hereunder and thereunder. No consent of any other person including, without limitation, stockholders and creditors of the Issuer, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, other than those that may be required under state securities or “blue sky” laws and those that have been or shall be obtained in connection with the Indenture and the issuance of the Securities, is required by the Issuer in connection with this Agreement, the Indenture, the Hedges, the Hedge Agreements, the Insurance Agreement or the Securities or the execution, delivery, performance, validity or enforceability of this Agreement, the Indenture, the Hedges, the Hedge Agreements, the Insurance Agreement or the Securities or the obligations imposed upon it hereunder or thereunder. This Agreement constitutes, and each instrument or document required hereunder, when executed and delivered hereunder, shall constitute, the legally valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Issuer and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).
                  (iii) The execution, delivery and performance of this Agreement and the documents and instruments required hereunder shall not violate any provision of any existing law or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on or applicable to the Issuer, or the Governing Instruments of, or any securities issued by, the Issuer or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Issuer is a party or by which the Issuer or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Issuer, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Indenture).
                  (iv) The Issuer is not in violation of its Governing Instruments or in breach or violation of or in default under the Indenture or any contract or agreement to which it is a party or by which it or any of its assets may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Issuer or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the performance by the Issuer of its duties hereunder.
                  (v) True and complete copies of the Indenture and the Issuer’s Governing Instruments have been or, no later than the Capital Markets Closing Date, will be delivered to the Collateral Manager.

     The Issuer agrees to deliver a true and complete copy of each and every amendment to the documents referred to in Section 16(a)(v) above to the Collateral Manager as promptly as practicable after its adoption or execution.
           (b) The Collateral Manager hereby represents and warrants to the Issuer as of the date hereof and, on the Initial Closing Date and the Capital Markets Closing Date, shall be deemed to represent and warrant to the Issuer as follows:
                  (i) The Collateral Manager is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified as a limited partnership and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or on the ability of the Collateral Manager to perform its obligations under, or on the validity or enforceability of, this Agreement, the Pre-Closing Agreements, the provisions of the Collateral Administration Agreement and the Indenture that are applicable to the Collateral Manager and any other agreements to which the Issuer and the Collateral Manager are parties;
                  (ii) The Collateral Manager has full power and authority to execute, deliver and perform this Agreement and any Pre-Closing Agreements and all obligations required hereunder and under the provisions of the Indenture which are applicable to the Collateral Manager, and the Collateral Manager has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder and under the terms of the Collateral Administration Agreement and the Indenture which are applicable to the Collateral Manager, and any other agreements to which the Collateral Manager and the Issuer are parties. No consent of any other person, including, without limitation, creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the obligations required hereunder or under the terms of the Collateral Administration Agreement or the Indenture which are applicable to the Collateral Manager, or under any other agreements to which the Issuer and the Collateral Manager are parties. This Agreement and each Pre-Closing Agreement has been, and each instrument and document required hereunder, under the terms of the Collateral Administration Agreement, the Indenture and any other agreement to which the Issuer and the Collateral Manager are parties shall be, executed and delivered by a duly authorized officer of the Collateral Manager, and this Agreement and the Pre-Closing Agreements constitute, and each instrument and document required hereunder or under the terms of the Indenture when executed and delivered by the Collateral Manager hereunder or under the terms of the Collateral Administration Agreement, the Indenture and any other agreement to which the Issuer and the Collateral Manager are parties, shall constitute, the legally valid and binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with their terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Manager and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity);
                  (iii) The execution, delivery and performance of this Agreement and the Pre-Closing Agreements, and the terms of the Collateral Administration Agreement and the Indenture applicable to the Collateral Manager, and any other agreement to which the Issuer and the Collateral Manager are parties, and the documents and instruments required hereunder or under the terms of the Collateral Administration Agreement or the Indenture or under any other agreement to which the Issuer and the Collateral Manager are parties, shall not violate any provision of any existing law or regulation binding on or applicable to the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the Governing Instruments of, or any securities issued by the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Collateral Manager or its ability to perform its obligations under this Agreement, the Pre-Closing Agreements, the Collateral Administration Agreement, the Indenture or any other agreement to which the Issuer and the Collateral Manager are parties, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking;
                  (iv) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Collateral Manager, threatened that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under, or on the validity or enforceability of this Agreement and the Pre-Closing Agreements and the provisions of the Indenture, the Collateral Administration Agreement applicable to the Collateral Manager, and any other agreement to which the Issuer and the Collateral Manager are parties;

                  (v) The Collateral Manager is authorized to carry on its business in the United States;
                  (vi) The Collateral Manger is a registered investment advisor under the Investment Advisers Act of 1940.
                  (vii) The Collateral Manager is not in violation of its Governing Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Collateral Manager or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the Pre-Closing Agreements or the provisions of the Indenture, the Collateral Administration Agreement applicable to the Collateral Manager hereunder, or of any other agreement to which the Issuer and the Collateral Manager are parties, or the performance by the Collateral Manager of its duties hereunder or thereunder; and
                  (viii) The Section entitled “The Collateral Manager” and any information concerning the Collateral Manager contained in the Preliminary Offering Memorandum (the “Memorandum”) relating to the Notes (together, the “Collateral Manager Information”) do not purport to provide the scope of disclosure required to be included in a prospectus with respect to a registrant in connection with the offer and sale of securities of such registrant registered under the Securities Act (other than with respect to the anti-fraud rules under the Securities Act). Within such scope of disclosure, however, as of the date of such Memorandum and as of the Initial Closing Date, the Collateral Manager Information accurately restates the information provided by the Collateral Manager and is true in all material respects and does not omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     The Collateral Manager agrees to deliver to the Issuer on the Capital Markets Closing Date a certificate in the form attached as Exhibit A hereto.
      17. Observation Rights.
     The Issuer covenants and agrees to notify timely the Collateral Manager of each meeting of the Board of Directors, to provide timely any materials distributed to the Board of Directors in connection with such meeting and to afford a representative of the Collateral Manager the opportunity to be present at each such meeting, in person or by telephone at the option of the Collateral Manager.
      18. Notices.

     Unless expressly provided otherwise herein, all notices. requests, demands and other communications required or permitted under this Agreement shall be in writing (including by telecopy) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopy notice, when received in legible form, addressed as set forth below:
(a)	If to the Issuer:

GSC Partners CDO Fund III, Limited
C/o QSPV Limited
P.O. Box 1093 GT
George Town
Grand Cayman, Cayman Islands
British West Indies
	Telephone:	345-949-8244
	Telecopy:	345-949-5223
	Attention:	Directors

with a copy to:

Maples and Calder
P.O. Box 309, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands
British West Indies
	Telephone:	345-949-8066
	Telecopy:	345-949-8080
	Attention:	Graham Lockington, Esq.

(b)	If to the Collateral Manager:

GSCP (NJ), L.P.
500 Campus Drive
Building B, 2nd Floor
Florham Park, New Jersey 07932
	Telecopy:	937-437-1020
	Attention:	Thomas J. Libassi

(c)	If to the Trustee, the Collateral Administrator, the Custodian or the
Securities Intermediary:

First Union National Bank
Three First Union
401 South Tryon Street

12th Floor
Charlotte, North Carolina 28288
	Attention:	Paul Thompson
	Telephone:	(704) 383-1688
	Telecopy:	(704) 715-3329.

(d)	If to Moody’s:

Moody’s Investors Service
99 Church Street
New York, New York 10007
	Telephone:	212-553-0300
	Telecopy:	212-553-0355
	Attention:	CBO/CLO Monitoring -- GSC Partners CDO

(e)	If to S&P:

Standard & Poor’s
55 Water Street, 41st Floor
New York, New York 10041
	Telephone:	212-438-2510
	Telecopy:	212-438-2000
	Attention:	Asset-backed CBO/CLO Surveillance

(f)	If to the Insurer:

Financial Security Assurance Inc.
350 Park Avenue
New York, NY 10022
Attention:Surveillance Department
Re: GSC Partners CDO Fund III, Limited
	Telephone:	(212) 826-0100
	Telecopy:	(212)339-3518
(212)339-3529

      (g) If to the Noteholders:
      At their respective addresses set forth on the Note Register.
      (h) If to the Preferred Shareholders:
      At their respective addresses set forth in the Share Register.
      (i) If to the counterparties on the Hedges or the Hedge Counterparties:
     At their respective addresses set forth in the relevant Hedges or Hedge Agreements.

     Any party may alter the address or telecopy number to which communications or copies to be sent by giving notice of such change of address in conformity with the provisions of Section 18 for the giving of notice.
      19. Binding Nature of Agreement: Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.
      20. Entire Agreement; Amendments.
     This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any the terms hereof. This Agreement may not be modified or amended other than (A) prior to the Capital Markets Closing Date, by an agreement in writing executed by the parties hereto with the consent of the Warehouse Lender (provided, that such amendment shall continue to remain in force and effect following the Capital Markets Closing Date only if the Insurer has provided its consent thereto on or prior to such date) and (B) if a Capital Markets Transaction occurs, on and after the Capital Markets Closing Date, (i) by an agreement in writing executed by the parties hereto, (ii) with the consent of the Holders of Notes and the Holders of Preferred Shares that would be sufficient to meet the Noteholder and Preferred Shareholder consent requirements for such a modification or amendment if it was made to the Indenture and (iii) with the receipt of Rating Agency Confirmation (from Moody’s and, except in the case of amendment to correct any inconsistency, cure any ambiguity or correct any typographical error, S&P) and the prior written consent of the Insurer (so long as it is the Controlling Party) with respect to such modification or amendment.
      21. Conflict with the Indenture or Other Applicable Agreement.
     Subject to the last two sentences of Section 2(a) hereof, in the event that this Agreement requires any action to be taken with respect to any matter and the Indenture or the agreement governing the acquisition of the Pre-Closing Collateral requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Indenture or the agreement governing the acquisition of the Pre-Closing Collateral, in respect thereof shall control.
      22. Subordination.

     After the Capital Markets Closing Date, the Collateral Manager agrees that the payment all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in and limited to the extent funds are available pursuant to, Articles 11 and 13 of Indenture. The Collateral Manager agrees to be bound by the provisions of, Articles 11 and of the Indenture as if the Collateral Manager were a party to the Indenture and each of the Collateral Manager and the Issuer hereby consents to the assignment of this Agreement as provided in Section 15.1 of the Indenture.
      23. Governing Law: Submission to Jurisdiction.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF).
     THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD OR DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING BROUGHT IN ANY INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.
      24. Indulgences Not Waivers.
     Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
      25. Titles Not to Affect Interpretation
     The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
      26. Execution in Counterparts.
     This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.
      27. Provisions Separable.
     In case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that if there is no basis for such a construction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.
      28. Number and Gender.
     Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
      29. Limited Recourse.
     The obligations of the Issuer hereunder are limited recourse obligations of the Issuer, payable solely from prior to the Capital Markets Closing Date, if any, the Pre-Closing Collateral on and after the Capital Markets Closing Date, the

Collateral, and only to the extent of funds available from time to time in accordance with the Priority of Payments, and following exhaustion of the Collateral, any claims of the Collateral Manager hereunder shall be extinguished.
      30. Control of Insurer.
     The Insurer shall, so long as it is the Controlling Party, be treated as the sole holder of the Class A Notes for purposes of exercising voting, consent and approval rights granted to the Class Notes under this Agreement.
      31. Limitations Relating to Credit Investments.
     The Collateral Manager may direct or cause the Issuer (or, prior to the Capital Markets Closing Date, the Warehouse Lender for forward settlement to the Issuer) from time to time to purchase (A) U.S. dollar denominated publicly registered debt securities or debt securities transferable under Rule 144A or Regulation S under the Securities Act or transferable pursuant another exemption from registration under the Securities Act (“Debt Securities”), (B) interests 32 in one or more loans by banks or other financial institutions (“Loans” and, together with Debt Securities, “Credit Investments”) or (C) other securities as permitted by the Indenture (“Other Securities” and, together with Credit Investments, “Investments”) only in accordance with the procedures (the “Procedures”) set forth in the following paragraphs. References in this Section 31 to purchases of Investments made by the Issuer (and directions given by the Collateral Manager to the Issuer to make such purchases) shall also be deemed to refer to purchases of Investments by the Warehouse Lender for forward settlement to the Issuer (and directions given by the Collateral Manager to the Warehouse Lender to make such purchases) and, for purposes of determining an amount or percentage with respect to any purchase of Investments, purchases by the Issuer and the Warehouse Lender shall be considered together to the extent applicable.
           (a) No Commitment Prior to Closing and Funding. Except as described in this Section, all Investments shall be acquired in secondary-market transactions. The Issuer or the Warehouse Lender will not purchase any such Investment until the seller’s origination or purchase, as the case may be, of such Investment has been closed and fully funded by such seller. In addition:
                  (i) None of the Collateral Manager, the Issuer, or their employees performing under these Procedures shall, prior to the completion of the origination process and funding of a Credit Investment, have any commitment, arrangement or understanding with the related obligor under such Credit Investment that the Issuer will purchase such Credit Investment. Persons acting as employees of the Collateral Manager acting on behalf of the Issuer shall not structure or influence or have any contact with the obligor under a Credit Investment for purposes of negotiating or otherwise influencing the terms of the Credit Investment; provided, that nothing in this sentence shall prohibit the Issuer or the Collateral Manager from consenting or withholding consent, after the date on which the Issuer has acquired a Credit Investment, to amendments or modifications of the terms of such Credit Investment; and
                  (ii) The Issuer and the Collateral Manager acting in such capacity on behalf of the Issuer with respect to a particular Credit Investment may not, prior to the Issuer’s purchase of such Credit Investment, have any communications with any obligor under such Credit Investment other than customary due diligence communications that would be reasonably necessary in order for an investor to make a reasonably informed decision to purchase a security for its own account (such as attendance at an obligor’s general “roadshow” or other presentations to investment professionals) and that, in the case of a Loan, are not in connection with the origination of such Loan (“Due Diligence Communications”), except to the extent that such Due Diligence Communications are also provided to potential secondary purchasers of the Loans. Additionally, the Issuer and the Collateral Manager performing in its capacity as such on behalf of the Issuer may not perform any lending or underwriting activities or otherwise originate any Investment.
           (b) Exceptions. The foregoing paragraph (a) shall not apply to (x) Synthetic Securities (y) customary underwriter or placement agent allocation or “circling” procedures, or (z) to the extent permitted by the exceptions set forth in (i) or (ii) below.
                  (i) Exception From Secondary Market Rule for Debt Securities and Other Securities. A purchase of a Debt Security or Other Security pursuant to a commitment, arrangement or other understanding made before or contemporaneously with completion of the closing and funding of such Debt Security’s or Other Security’s issuance shall be made only in connection with (i) an underwriting of a registered public offering in which the seller has made a firm underwriting commitment to the issuer of such Debt Security or Other Security or (ii) a private placement to qualified investors (pursuant to Rule 144A or Section 4(2) under the Securities Act or other similar arrangement) where, in either case, either:
                        (A) no employee of the Collateral Manager or an Affiliate of the Collateral Manager participated in the structuring of such issuance or
                        (B) if the Collateral Manager or an Affiliate thereof is acting as an underwriter or placement agent or the Collateral Manager or an Affiliate thereof or an employee of the Collateral Manager or any of its Affiliates otherwise participated in the structuring of such issuance, the Issuer (together with any other person for whom the Collateral Manager makes discretionary purchases) purchases no more than 33% of the total principal amount of the securities (or other instruments) issued in such issuance and more than 50% of the total principal amount of such Debt Security or Other Security is substantially contemporaneously sold to one or more Persons unrelated to and with respect to whom the Collateral Manager does not exercise investment discretion, on terms and conditions substantially the same as those to which the Issuers to purchase.
                  (ii) Exception From Secondary Market Rule for Loans. If a commitment, arrangement or other understanding is made to purchase a Loan from a Selling Institution before or contemporaneously with completion of the closing and funding of the Loan by such Selling Institution, such commitment, arrangement or other understanding shall only be made pursuant to a forward sale agreement at an agreed price (a “Forward Purchase Commitment”) and shall be subject to satisfaction of the following conditions to the extent applicable:
                        (A) Timing of Forward Purchase Commitment. No Forward Purchase Commitment with a lender may be made contemporaneously with such lender’s own commitment in the process of originating the Loan, but shall be made later;
                        (B) Approval of Forward Purchase Commitment. Any Forward Purchase Commitment must be approved by at least one of the senior investment personnel of the Collateral Manager who did not participate in the identification of or negotiations with respect to such Forward Purchase Commitment. Any employee or member of the Collateral Manager who did participate in the identification of or negotiations with respect to such Forward Purchase Commitment shall recuse himself with respect to the approval process regarding such Forward Purchase Commitment;
                        (C) No Negotiation of Terms of Loan. In the process of making or negotiating to make a Forward Purchase Commitment, the Issuer shall not (nor shall the Collateral Manager on the Issuer’s behalf) negotiate with respect to any term of the Loan to which the Forward Purchase Commitment relates; provided, that the Issuer (and the Collateral Manager on the Issuer’s behalf) may engage in negotiations relating to the terms of the Forward Purchase Commitment, including the price at which the Issuer shall acquire the Loan;
                        (D) Forward Purchase Commitment Must Be Conditioned Upon No Material Adverse Change. The Issuer’s obligation under any Forward Purchase Commitment shall be conditioned on there being, as of the time that the Issuer is to acquire the Loan, no material adverse change in the condition of the borrower or the financial markets; in all other respects, the Forward Purchase Commitment may only be conditional to the extent the seller’s own commitment in the origination process and funding of the Investment is reduced or eliminated. In the event of any such reduced or eliminated funding, the Issuer shall not receive any premium, fee, or other compensation in connection with having entered into the Forward Purchase Commitment;
                        (E) Waiting Period for Purchase. The CollateralManager shall not cause the Issuer to close any purchase of a Loan subject to a

Forward Purchase Commitment earlier than the second calendar day after the day on which such Loan was originally closed upon and fully funded;
                        (F) No Relationship With the Borrower Until Purchase. The Issuer shall have no contractual relationship with the borrower with respect to the Loan until it actually closes the purchase of the Loan subject to a Forward Purchase Commitment;
                        (G) Issuer Not Listed as a “Lender”. On the closing date of the Loan, the Loan documents shall not list the Issuer as a “Lender” or otherwise as a party to the Loan;
                        (H) Notify Counterparty That it is Not to Describe Itself as Issuer’s Agent. As part of the Forward Purchase Commitment, the Collateral Manager, on behalf of the Issuer, shall notify the counterparty to the Forward Purchase Commitment that such counterparty is not to describe itself as acting as the Issuer’s agent in making or committing to make the Loan to which the Forward Purchase Commitment relates;
                        (I) Limitation on Loans for which the Collateral Manager or an Affiliate was the Arranging or Underwriting Bank. The Issuer shall not (nor shall the Collateral Manager on the Issuer’s behalf) acquire any Loan pursuant to a Forward Purchase Commitment if the Collateral Manager or an Affiliate of the Collateral Manager is acting, or acted, as the arranging or underwriting bank unless the Issuer purchases no more than 33% of the total principal amount of the Loan and more than 50% of the total principal amount of such Loan is substantially contemporaneously sold to one or more Persons unrelated to the Collateral Manager on terms and conditions substantially the same as those to which the Issuer is to purchase; and
                        (J) Prohibition on Entering Into Forward Purchase Commitments With Collateral Manager and its Affiliates. The Issuer shall not (nor shall the Collateral Manager on the Issuer’s behalf) acquire any Loan from the Collateral Manager or an Affiliate thereof pursuant to a Forward Purchase Commitment entered into with the Collateral Manager or an Affiliate thereof.
           (c) No Purchases if Limited to Banks, etc. The Collateral Manager may not cause the Issuer to purchase any Credit Investments if the related credit agreement, note, indenture or other documentation by its terms requires that any such purchase be made only by a bank, savings and loan, thrift, trust company or other similar deposit-taking or loan-originating institution.
           (d) Portfolio Interest Requirements Generally. Any Credit Investments (other than Eligible Investments), the payments of interest on which would be treated under the Code as income from sources within the United States, must meet the requirements of Code Sections 871(h) and 881(c) so that the interest (including original issue discount) payable thereon will be “portfolio interest”.
                  (i) Participations. The Collateral Manager may not purchase on behalf of the Issuer (x) any participation in a Debt Security sold by a U.S. Person or (y) any participation in a Loan made to a U.S. borrower (the “Participated Interest”) unless (A) such Credit Investment is in registered form (as such term is defined for purposes of Code Section 871(h) and 881(c)), (B) the institution from which the Issuer purchases the Participated Interest (the “Selling Institution”) notifies the obligor under the related Credit Investment that, until the final maturity of such Participated Interest, such Selling Institution will maintain a register with respect to the Participated Interest as to both principal and interest and the name and address of each participant entitled to receive such principal and interest (the “Participation Register”), (C) prior to the time the Issuer acquires such Participated Interest, such Selling Institution notifies the obligor under the related Credit Investment of the sale of the Participated Interest and (D) prior to or at the time the Issuer acquires such participation, either (x) the obligor under the related Credit Investment authorizes the Selling Institution in writing to maintain the Participation Register as its agent or (y) the Issuer or the Collateral Manager is advised orally or in writing by its federal income tax counsel that payments of interest and principal with respect to such Participated Interest to the Issuer will not be subject to U.S. federal income tax without regard to whether such authorization is obtained.
             (e) Issuer to Receive No Fees.
                  (i) If an Investment is purchased from a seller shortly following the closing and funding of the Investment by such seller or a commitment is made prior to closing and funding to purchase an Investment from a seller after such closing and funding, such Investment may only be purchased on a secondary market basis at an arm’s-length price reasonably reflective of fair market value of such Investment. While recognizing that the price at which the Issuer may purchase an Investment (taking into account all terms of the purchase) may vary depending on the time at which the Issuer commits to purchase the Investment, consistent with typical secondary market purchase transactions made by similar purchasers, any discount from the face amount of the Investment may not be based upon or otherwise be determined with reference to the amount of any syndication or origination or related or similar fees for services earned by the selling lender, underwriter or Affiliate of any such Person with respect to such origination (“Syndication or Similar Fees”).
                  (ii) The Issuer may not receive payment of any such Syndication or Similar Fees from any lender or underwriter, or Affiliate of any such lender or underwriter in connection with any purchase of, or commitment to purchase, an Investment. In the event that any Syndication or Similar Fee would be payable with respect to an Investment made (or to be made) by the Issuer, such Syndication or Similar Fee shall either be forgone or paid to the Collateral

Manager, which payment shall not reduce the amount payable to the Collateral Manager for services hereunder or under the Indenture in any capacity.
           (f) Nature of Loans. The Collateral Manager may purchase Loans on behalf of the Issuer only if such loans are of a type that bank and non-bank purchasers regularly purchase and commit to purchase in secondary market transactions.
           (g) Special Rules Regarding Synthetic Securities. Synthetic Securities may be acquired by assignment or entered into as “primary” transactions directly by the Issuer and the counterparty thereto; provided, however, that the Collateral Manager shall not cause the Issuer to (i) acquire or enter into any Synthetic Security with respect to any Reference Obligation the direct acquisition of which would violate any provision of this Section, (ii) use Synthetic Securities as a means of leveraging credit risk whether through the use of a basket of Reference Obligations or otherwise, (iii) use Synthetic Securities as a means of making advances to the Synthetic Security Counterparty following the date on which the Synthetic Security is acquired or entered into or (iv) acquire a Synthetic Security unless it is commercially impractical for the Issuer to purchase the Reference Obligation of such Synthetic Security (or a security of the Reference Obligor comparable thereto) or unless the Issuer otherwise believes that its purchase of the Synthetic Security is on commercial terms more favorable to the Issuer than the terms that would have been available to the Issuer if the Issuer had purchased directly the Reference Obligation to which the Synthetic Security relates (or a security of the Reference Obligor comparable thereto).
           (h) Special Rule for Investments in Structured Vehicles. The Collateral Manager shall not cause the Issuer to acquire, and the Issuer shall not acquire, any Investment that represents an equity interest (as determined for U.S. federal income tax purposes) in a trust, corporation, partnership or other entity or ownership arrangement all, or a substantial portion, of whose assets are assets the Issuer could not acquire directly without violating these Procedures.
           (i) No “Dealer” Activity. The Collateral Manager, on behalf of the Issuer, will not engage in any activity that would cause the Issuer to be a “dealer” within the meaning of Code Section 864(b)(2)(A)(ii) and, consistent therewith, will not, on behalf of the Issuer, regularly engage as a merchant in purchasing stocks or securities and selling them to customers with a view to the gains and profits that may be derived therefrom.
      32. Written Disclosure Statement.
     The Issuer and the Trustee acknowledge receipt of Part II of the Collateral Manager’s Form ADV filed with the Securities and Exchange Commission, as required by Rule 204-3 under the Advisers Act, more than (48) hours prior to the date of execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Collateral Management Agreement as of the date first written above.
GSCP (NJ), L.P.

By:	GSCP (NJ), INC., its General Partner

By:	/s/

Name:
Title:

GSC PARTNERS CDO FUND III, LIMITED

By:	/s/ Martin Couch

	Name:	Martin Couch
	Title:	Director

Exhibit A
GSCP (NJ), L.P.
OFFICER’S CERTIFICATE

Dated: ___________________ ,2001
     The undersigned, on behalf of GSCP (NJ), L.P. (the “Collateral Manager”), hereby certifies, pursuant to Section 16(a) of the Collateral Management, dated as of November 5, 2001 (as amended through and including the date hereof, the “Collateral Management Agreement”), between the Collateral Manager and GSC Partners CDO Fund III, Limited, a company incorporated under the laws of the Cayman Islands, that each of the representations and warranties of the Collateral Manager set forth in Section 16(b) of the Collateral Management Agreement are true and correct as of the date hereof.
     The Collateral Manager further represents and warrants as of the date hereof that the Section entitled “The Collateral Manager” and any information concerning the Collateral Manager contained in the Offering Memorandum (the “Memorandum”) relating to the Class A Guaranteed Floating Rate Senior Notes and the Class B Floating Rate Subordinated Notes issued by the Issuer (together, the “Collateral Manager Information”) do not purport to provide the scope of disclosure required to be included in a prospectus with respect to a registrant in connection with the offer and sale of securities of such registrant registered under the Securities Act of 1933, as amended. Within such scope of disclosure, however, as of the date of such Memorandum and as of the Capital Markets Closing Date, the Collateral Manager Information accurately restates the information provided by the Collateral Manager and is true in all material respects and does not omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day hereinabove set forth.
GSC (NJ), L.P.

By:	/s/ Thomas J. Libassi

Name: Thomas J. Libassi
Title: Managing Director